Exhibit 99.1

Neutron Energy Stockholders Approve Plan of Merger with Uranium Resources, Inc.

LEWISVILLE, Texas--(BUSINESS WIRE)--August 24, 2012--Uranium Resources, Inc. (NASDAQ: URRE) (“URI” or the “Company”), today announced that at a special meeting of stockholders of Neutron Energy, Inc. (“Neutron”), held on August 23, 2012, Neutron stockholders approved the Agreement and Plan of Merger, dated March 1, 2012 (the "Merger Agreement"), by and among Neutron, URI and URI Merger Corporation, and the merger (the "Merger") contemplated by the Merger Agreement.

Of the shares voted at Neutron’s special meeting of stockholders, 99.9% of the votes cast were “FOR” approval of the Merger Agreement and the Merger, which represents approximately 61.5% of Neutron’s outstanding shares as of the record date for the meeting.

Approval of the Merger Agreement and the Merger by Neutron stockholders satisfies one of the conditions to complete the acquisition of Neutron by URI. The closing of the transactions contemplated by the Merger Agreement remains subject to URI stockholder approval of the issuance of 37,000,000 shares of URI common stock in connection with the Merger at the special meeting of URI stockholders being held on August 29, 2012. Assuming URI stockholder approval is received, the transaction is expected to close on or about August 31, 2012.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports. None of URI’s properties is currently in production.

URI’s strategy is to fully develop its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium assets or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Additional Information

Uranium Resources, Inc., a Delaware corporation (“URI”) entered into, among other transaction documents, a definitive merger agreement on March 1, 2012, by and among URI, URI Merger Corporation, a Nevada corporation and an indirect wholly-owned subsidiary of URI (“Merger Sub”), and Neutron Energy, Inc., a Nevada corporation (“Neutron”) under which Merger Sub will be merged with and into Neutron, with Neutron continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of URI (the “Transaction”). In connection with the proposed Transaction, URI has filed a registration statement on Form S-4, including a joint proxy statement/prospectus and other relevant documents with the Securities and Exchange Commission (the “SEC”) and has mailed the joint proxy statement/prospectus to stockholders. Stockholders are urged to read the registration statement and joint proxy statement/prospectus, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. The registration statement and joint proxy statement/prospectus as well as other filings containing information about URI and Neutron, can be obtained without charge at the Company’s website or by directing a request to URI’s proxy solicitor: Regan & Associates, Inc., 1.800.737.3426.

URI and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of URI in connection with the proposed Transaction. Information about the directors and executive officers of URI is set forth in the proxy statement for URI’s 2012 annual meeting of stockholders, as filed with the SEC on April 30, 2012. Additional information regarding the interests of those participants and other persons who may be deemed participants in the proposed Transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed Transaction. Investors may obtain free copies of these documents as described above.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT:
Kei Advisors LLC
Investors:
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Uranium Resources, Inc.
Media:
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com
or
Company:
Don Ewigleben, 972-219-3330
President & Chief Executive Officer